UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         FairPoint Communications, Inc.
                         ------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    305560104
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 305560104                                         13G                                             Page 2 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Equity Fund IV, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  3,397,564

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  3,397,564

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,397,564
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.7%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 3 of 23
------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Foreign Fund IV, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  116,726

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  116,726

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        116,726

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 4 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Foreign Fund IV-B, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  330,404

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  330,404

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        330,404
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 5 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        1997 Thomas H. Lee Nominee Trust
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  52,401

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  52,401

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        52,401
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 6 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Charitable Investment Limited Partnership
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  22,086

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  22,086

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,086

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 7 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Investors Limited Partnership)
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  1,193

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,193

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,193
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 8 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL Equity Advisors IV, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  3,844,694

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  3,844,694

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,844,694
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.98%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 9 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Advisors, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b)

------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  3,844,694

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  3,844,694

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,844,694

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.98%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 305560104                                         13G                                             Page 10 of 23

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investment Holdings, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b)

------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  55,864

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  55,864

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        55,864

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a).  NAME OF ISSUER:

             FairPoint Communications, Inc.

ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             521 East Morehead Street
             Suite 250
             Charlotte, NC 28202

ITEM 2 (a).  NAME OF PERSON FILING:

             Thomas H. Lee Equity Fund IV, L.P.
             Thomas H. Lee Foreign Fund IV, L.P.
             Thomas H. Lee Foreign Fund IV-B, L.P.
             1997 Thomas H. Lee Nominee Trust
             Thomas H. Lee Charitable Investment Limited Partnership Thomas H. Lee Investors Limited Partnership
             THL Equity Advisors IV, LLC
             Thomas H. Lee Advisors, LLC
             Putnam Investment Holdings, LLC

ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             For the THL Funds:
             c/o Thomas H. Lee Partners, L.P.
             100 Federal Street, 35th Floor
             Boston, MA 02110

             For Putnam Investment Holdings, LLC:
             c/o Putnam Investments, LLC
             One Post Office Square
             Boston, MA 02109

ITEM 2 (c).  CITIZENSHIP:

             Thomas H. Lee Equity Fund IV, L.P. - Delaware
             Thomas H. Lee Foreign Fund IV, L.P. - Delaware
             Thomas H. Lee Foreign Fund IV-B, L.P. - Delaware
             1997 Thomas H. Lee Nominee Trust - Massachusetts
             Thomas H. Lee Charitable Investment Limited Partnership - Delaware Thomas H. Lee Investors Limited Partnership - Massachusetts
             THL Equity Advisors IV, LLC - Delaware
             Thomas H. Lee Advisors, LLC - Delaware
             Putnam Investment Holdings, LLC - Delaware

ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $0.01 per share


ITEM 2 (e).  CUSIP NUMBER:

                  305560104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable

          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

          (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [_] Investment company registered under Section 8 of the Investment Company Act;

          (e) [_]   An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP

          (a)  Amount Beneficially Owned:

           Based on existing relationships between the Reporting Persons regarding voting the securities of the Issuer, as described below, the Reporting Persons are collectively deemed the beneficial owners of 3,976,238 shares of the identified class of securities, which constitute 11.35% of the Issuer's outstanding common stock.

           Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership, is the record holder of 3,397,564 shares of the identified class of securities. Thomas H. Lee Foreign Fund IV, L.P., a Delaware limited partnership, is the record holder of 116,726 shares of the identified class of securities. Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership, is the record holder of 330,404 shares of the identified class of securities (collectively, the "THL Funds").

           As the sole general partner of each of the THL Funds and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of Fund IV, which requires Putnam Investment Holdings, LLC, to dispose of their shares of the identified class of securities pro rata with the THL Funds, THL Equity Advisors IV, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of 3,844,694 shares of the identified class of securities, which represents approximately 10.98% of the Issuer's outstanding common stock.

           As the sole general partner of Thomas H. Lee Partners, L.P. (the sole owner of THL Equity Advisors IV, LLC), Thomas H. Lee Advisors, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of the 3,844,694 shares of the identified securities, which represents approximately 10.98% of the Issuer's outstanding common stock.

           1997 Thomas H. Lee Nominee Trust, a Massachusetts entity, is the record holder of 52,401 shares of the identified class of securities. Thomas H. Lee Charitable Investment Limited Partnership, a Delaware limited partnership, is the record holder of 22,086 shares of the identified class of securities. Thomas H. Lee Investors Limited Partnership, formerly known as THL-CCI Investors Limited Partnership, a Massachusetts limited partnership, is the record holder of 1,193 shares of the identified class of securities..

           Putnam Investment Holdings, LLC, a Delaware limited liability company, is the record holder of 55,864 shares of the identified securities.


          (b)  Percent of Class:

               See Item 11 of each cover page.

          (c)  Number of Shares as to which Such Person has:

               (i)  Sole power to vote or to direct the vote:
                    See Item 5 of each cover page

               (ii) Shared power to vote or to direct the vote:
                    See Item 6 of each cover page

               (iii) Sole power to dispose or to direct the disposition of:
                     See Item 7 of each cover page

               (iv) Shared power to dispose or to direct the disposition of:
                    See Item 8 of each cover page

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable. See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.

ITEM 10.     CERTIFICATION

             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                THOMAS H. LEE EQUITY FUND IV, L.P.

                                          By: THL Equity Advisors IV, LLC,
                                              its General Partner


                                          By: /s/ Charles P. Holden
                                              ----------------------------------
                                              Name:  Charles P. Holden
                                              Title:  Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                   THOMAS H. LEE FOREIGN FUND IV, L.P.

                                             By: THL Equity Advisors IV, LLC,
                                                 its General Partner




                                             By: /s/ Charles P. Holden
                                                 -------------------------------
                                                 Name:  Charles P. Holden
                                                 Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                          THOMAS H. LEE FOREIGN FUND IV-B, L.P.


                                          By: THL Equity Advisors IV, LLC,
                                              its General Partner




                                          By: /s/ Charles P. Holden
                                              ----------------------------------
                                              Name: Charles P. Holden
                                              Title:Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                            1997 THOMAS H. LEE NOMINEE TRUST



                                            By: /s/ Paul D. Allen
                                                --------------------------------
                                                Name:  Paul D. Allen
                                                Title: Vice President


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                             THOMAS H. LEE CHARITABLE INVESTORS
                                             LIMITED PARTNERSHIP



                                             By: /s/ Thomas H. Lee
                                                 -------------------------------
                                                 Name:  Thomas H. Lee
                                                 Title: General Partner

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                             THOMAS H. LEE INVESTORS LIMITED
                                             PARTNERSHIP

                                             By: THL Investment Management Corp.


                                             By: /s/ Charles P. Holden
                                                 -------------------------------
                                                 Name:  Charles P. Holden
                                                 Title: Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                              THL EQUITY ADVISORS IV, LLC


                                              By: /s/ Charles P. Holden
                                                  ------------------------------
                                                  Name:  Charles P. Holden
                                                  Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.


           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                           THOMAS H. LEE ADVISORS, LLC


                                           By: /s/ Charles P. Holden
                                               ---------------------------------
                                               Name:  Charles P. Holden
                                               Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.


           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                             PUTNAM INVESTMENT HOLDINGS, LLC

                                             By: Putnam Investments, LLC,
                                                 its Managing Member


                                             By: /s/ Robert T. Burns
                                                 -------------------------------
                                                 Name:  Robert T. Burns
                                                 Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)